ANNUAL COMLIANCE STATEMENT

RE:SEQUOIA 2013-2, REDWOOD RESIDENTIAL ACQUISITION CORPORATION, FLOW MORTGAGE LOAN SALE AND SERVICING AGREEMENT Servicing Agreement dated 7/1/2010 (the "Agreement")

The undersigned, a duly authorized officer of JPMorgan Chase Bank, National Association, as Servicer, pursuant to the Agreement, does hereby certify that:

(1)
A review of the activities of the Servicer during the calendar year ending December 31, 2025 and of the performance of the Servicer under the Agreement has been made under my supervision; and

(2)
To the best of my knowledge, based on such review for purposes of Regulation AB, the Servicer has fulfilled all its obligations under the Agreement in all material respects throughout such year.

In order to assess compliance during 2025 with foreclosure timeline requirements under criteria 1122(d)(4)(vii), foreclosures which commenced the foreclosure process subsequent to December 31, 2022 and completed foreclosure sale during calendar year 2025 were considered.

JP Morgan Chase Bank, N.A.

Date: 2/25/2026

By: Name: Rebecca L Griffin Title: Managing Director